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Exhibit 99.(d)(i)

Rules, as amended, of the Spirent Stock Option Plan

As approved at an Extraordinary General Meeting of the Company held on July 9, 2003

SPIRENT PLC

SPIRENT STOCK OPTION PLAN

1      Purposes and Scope of Plan

  Under this Spirent Stock Option Plan (the "Plan") of Spirent plc (the "Company") (registered in England and Wales under number 470893) options shall be granted to employees of the Company or any of its subsidiaries to purchase shares of the Company's capital stock or ADRs. The Plan is designed to enable the Company to attract and retain the best available personnel, to provide additional incentive to employees and to promote the success of the Company. These objectives will be promoted through the granting to employees of equity instruments including (i) incentive stock options ("Incentive Options") which are intended to qualify under Section 422 of the Code and (ii) options which are not intended to so qualify ("NQSOs"). Vesting of the options granted under the Plan shall be in accordance with the criteria established by the Remuneration Committee (the "Committee") in consultation with the Company's Chief Executive Officer. All options granted hereunder shall be NQSOs unless specifically designed as Incentive Options.

  The options offered pursuant to this Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for services.

2      Amount of Stock subject to the Plan

  The total number of ordinary shares of the Company reserved and available for distribution pursuant to options granted hereunder shall not exceed, in the aggregate, seventy-five million (75,000,000)* shares of the ordinary shares, three and one-third pence par value, per share of the Company (the "Shares"), subject to adjustment described below, but in no case shall the number of Shares so reserved, when aggregated with all other Shares reserved for issuance under any one or more other plans involving issuance of Shares, exceed 30 percent of the outstanding ordinary shares of the Company.

*
Following the rights issue in December 2000, this figure has been increased to 90,625,000.

  Shares which may be acquired under the Plan may be either authorised, but unissued Shares or Shares of issued stock, or both, at the discretion of the Company. Whenever any outstanding option or portion thereof expires, is cancelled, is forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire option, the Shares allocable to the expired, cancelled, forfeited or otherwise terminated portion of the option may again be the subject of options granted hereunder. In the event of any stock dividend, stock split, combination or exchange of Shares, recapitalisation or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company shareholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganisation, partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the aggregate number of Shares reserved for issuance under the Plan, the number and option price of Shares subject to outstanding options and any other characteristics or terms of the options as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the holders of options, shall be appropriately substituted for new shares or adjusted, as determined by the Committee in its discretion. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Option granted hereunder other than an incentive stock option for the purposes of Section 422 of the Code without the consent of the grantee.

  All Shares shall be subject to the Company's Memorandum and Articles of Association.

3      Administration

  The Committee will have sole and exclusive authority to administer the Plan. The Committee shall consist of no fewer than two (2) members of the Board of Directors, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 or any successor rule or regulation ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee shall administer the Plan so as to comply at all times with Rule 16b-3.

  Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion and in consultation with the Company's Chief Executive Officer, to (i) select employees of the Company and its subsidiaries as recipients of options; (ii) determine the number and type of options to be granted; (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any options granted; (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (v) interpret the terms and provisions of the Plan and any option granted and any agreements relating thereto; and (vi) otherwise supervise the administration of the Plan.

  The determination of the Committee on matters referred to in this Article III shall be conclusive.

4      Eligibility

  Options may be granted only to employees of the Company and its subsidiaries, who are not members of the Committee; provided, that no person shall be eligible for any award if the granting of such award to such person would prevent the satisfaction by the Plan of the general exemptive conditions of Rule 16b-3. The Plan shall not confer upon any employee any right with respect to continuation of employment by the Company or any subsidiary, nor shall it interfere in any way with his or her right or the Company's or any subsidiary's right to terminate his or her employment or at any time, with or without cause.

5      Stock Options

5.1   General

  Any options granted under the Plan shall be in such form as the Committee may from time to time approve and the provisions of the option grants need not be the same with respect to each optionee. Options granted under the Plan may be either Incentive Options or NQSOs. The Committee may grant to any optionee, Incentive Options, NQSOs or both types of options.

  Options granted under the Plan shall be subject to the following terms and conditions, and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee deems appropriate. Each option grant shall be evidenced by an agreement executed on behalf of the Company by an officer or officers designated by the Committee and accepted by the optionee. Such agreement shall describe the options, state that such options are subject to all the terms and provisions of the Plan and shall contain such other terms and provisions, consistent with the Plan, as the Committee may approve.

  Options may be granted under the Plan within 42 days starting on any of the following:

  (i)
  that day of announcement of the Company's results to the London Stock Exchange for any period;

  (ii)
  in the case of new employees or employees who have been promoted, the following quarter days of the year: 1 January, 1 April, 1 July and 1 October;

  (iii)
  any day on which the Committee resolves that exceptional circumstances exist which justify the granting of options; or

  (iv)
  any day on which changes to the legislation or regulations affecting share options are announced, effected or made.

  In addition the options may be granted under the Plan to employees who have been recently appointed or promoted on such dates, at fortnightly intervals, as the Committee may determine. In exceptional circumstances, options may be granted to employees who have been recently appointed or promoted on a date falling between such fortnightly grant dates.

  It may happen that the Committee cannot grant options due to restrictions imposed by statute, order, regulation or government directive or by any code adopted by the Company based on the London Stock Exchange's Model Code for Securities Transactions by Directors of Listed Companies. If this occurs, the Committee may grant options within 42 days after the lifting of such restrictions.

5.2   Exercise Price and Payment

  The price per Share under any option granted hereunder shall be such amount as the Committee shall determine, provided, however, that such price shall not be less than: (i) 100 percent of the fair market value of the Shares subject to such option, as determined below, at the date the option is granted 110 percent in the case of an Incentive Option granted to any person who, at the time the option is granted, owns stock of the Company or any subsidiary or parent of the Company possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent of the Company (a "10 percent Shareholder") and (ii) if Shares are to be subscribed, the nominal value of the Shares, if higher. If the Shares are listed on the London Stock Exchange, the fair market value of the Shares shall be the middle market quotation as derived from the Official List of the London Stock Exchange. If ADRs are listed on a national securities exchange in the United States on the date any option is granted, the fair market value per Share shall be deemed to be the average of the high and low sale price on such national securities exchange in the United States on the date upon which the option is granted, but if the Shares are not traded on such date, or such national securities exchange is not open for business on such date, the fair market value per Share shall be the average of the high and low sale price determined as of the closest preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares or ADRs are listed on more than one national securities exchange in the United States on the date any such option is granted, the Committee shall determine which national securities exchange shall be used for the purpose of determining the fair market value per Share. If the Shares are not listed on a national securities exchange but are reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"), the fair market value per share shall be deemed to be the average of the high bid and low sale prices on the date upon which the option is granted as reported by Nasdaq or, if the Shares are not traded on such date or Nasdaq is not open for business on such date, the fair market value per Share shall be the average of the high and low sale price determined as of the closest preceding date on which Nasdaq shall have reported the Shares.

  For purposes of this Plan, the determination by the Committee of the fair market value of a Share shall be conclusive.

5.3   Term of Options and Limitations on the Right of Exercise

  The term of each option will be for such period as the Committee shall determine, provided that in no event may any option granted hereunder be exercisable more than seven years from the date of grant of such option (five years in the case of an Incentive Option granted to a 10 percent Shareholder). Each option shall become exercisable in such instalments and at such times as may be designated by the Committee and set forth in the agreement related to the grant of options. To the extent not exercised, instalments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

  The Committee shall have the right to limit, restrict or prohibit, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any option granted hereunder.

  To the extent that an option is not exercised within the period of exercisability specified therein, it shall expire as to the then unexercised part.

5.4   Exercise of Options

  Options granted under the Plan shall be exercised by the optionee as to all or part of the Shares covered thereby by the giving of written notice of the exercise thereof to the Company at the registered office of the Company or such other address as specified from time to time by the Company, specifying the number of Shares to be purchased, accompanied by payment therefor made to the Company for the full purchase price of such Shares. The date of actual receipt by the Company of such notice shall be deemed the date of exercise of the option with respect to the Shares being purchased.

  Upon the exercise of an option granted hereunder, the Company shall cause the purchased Shares to be issued or transferred only when it shall have received the full purchase price for the Shares in cash; provided, however, that in lieu of cash, the holder of an option may, to the extent permitted by the Company and by applicable law, exercise an option in whole or in part, by delivering to the Company unrestricted Shares (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by such holder having a fair market value equal to the cash exercise price applicable to that portion of the option being exercised. The fair market value of the Shares so delivered shall be determined as of the date immediately preceding the date on which the option is exercised, or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations. For purposes of this paragraph, the provisions of Section 2 hereof relating to the fair market value of Shares shall apply in all respects.

  Notwithstanding the foregoing, the Company, in its sole discretion, may establish cashless exercise procedures whereby an option holder, subject to the requirements of Rule 16b-3, Regulation T, federal income tax laws, and other federal, state and local tax and securities laws, can exercise an option or a portion thereof without making a direct payment of the option price to the Company, including a programme whereby option shares would be sold on behalf of and at the request of an option holder by a designated broker and the exercise price would be satisfied out of the sale proceeds and delivered to the Company. If the Company so elects to establish a cashless exercise programme, the Company shall determine, in its sole discretion, and from time to time, such administrative procedures and policies as it deems appropriate and such procedures and policies shall be binding on any option holder wishing to utilise the cashless exercise programme.

5.5   Non-transferability of Options

  An option granted hereunder shall not be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any option granted hereunder shall be exercisable, during the lifetime of the holder, only by such holder.

  The option of any person to acquire Shares and all his rights thereunder shall terminate immediately if the holder: (a) attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of the option or any rights thereunder to any other person; or (b) becomes insolvent or bankrupt or becomes involved in any manner so that the option or any rights thereunder becomes subject to being taken from him to satisfy his debts or liabilities.

5.6   Termination of Employment

  Upon termination of employment of any option holder, any option previously granted to such option holder, unless otherwise specified by the Committee, shall, to the extent not theretofore exercised, terminate and become null and void, provided that if the option holder shall die or become disabled (as described in Section 22(e)3 of the Code) while in the employ of the Company or any subsidiary of the Company, and at a time when such employee was entitled to exercise an option as herein provided, his estate or the legatees or distributees of his estate or of the option, as the case may be, of such option holder, may, within one year following the date of death or disability, but not beyond that time and in no event later than the expiration date of the option, exercise such option, to the extent not theretofore exercised, in respect of any or all of such number of Shares which the option holder was entitled to purchase.

  In no event shall any person be entitled to exercise any option after the expiration of the period of exercisability of such option as specified therein.

  Other than as set forth above, if an option holder voluntarily terminates his or her employment or is discharged unless such termination is for cause as defined by applicable law, any option which is capable of being exercised as at the time of termination shall be exercisable for sixty days from the date of termination. After such time any option granted hereunder shall be cancelled and the option holder shall have no further rights to exercise any such option and all of the option holder's rights thereunder shall terminate as of 60 days after the date of termination of employment. Except as otherwise determined by the Committee, if an option holder's employment is terminated for cause as defined by applicable law, any option granted hereunder shall be cancelled and the option holder shall have no further rights to exercise any such option and all of the option holder's rights thereunder shall terminate as of the effective date of such termination of employment.

  If an option granted hereunder shall be exercised by the legal representative of a deceased option holder or former option holder or by reason of the death of any option holder or former option holder, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such option.

  For the purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation for purposes of Section 422(a) of the Code.

  A termination of employment shall not be deemed to occur by reason of (i) the transfer of an employee from employment by the Company to employment by a subsidiary of the Company or (ii) the transfer of an employee from employment by a subsidiary of the Company to employment by the Company or by another subsidiary of the Company.

5.7   Maximum Allotment of Incentive Options

  If the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year (under all stock option plans of the Company and any parent or any subsidiary of the Company) exceeds $100,000, any options which otherwise qualify as Incentive Options, to the extent of the excess, will be treated as NQSOs.

6      Purchase for Investment

  Except as hereafter provided, the Company may require the recipient of Shares pursuant to an option granted hereunder, upon receipt thereof, to execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such holder represents and warrants that such holder is acquiring the Shares acquired thereunder for such holder's own account, for investment only and not with a view to the resale or distribution thereof, and agrees that any subsequent offer for sale or sale or distribution of any of such Shares shall be made only pursuant to either (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Act"), which Registration Statement has become effective and is current with regard to the Shares being offered or sold, or (b) a specific exemption from the registration requirements of the Act, but in claiming such exemption the holder shall, prior to any offer for sale or sale of such Shares, obtain a prior favourable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (i) issuances by the Company so long as the Shares being issued are registered under the Act and a prospectus in respect thereof is current or (ii) reofferings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Act) if the Shares being reoffered are registered under the Act and a prospectus in respect thereof is current.

7      Issuance of Certificates; Legends; Payment of Expenses

  The Company may endorse such legend or legends upon the certificates for Shares issued pursuant to a grant thereunder and may issue such "stop transfer" instructions to its transfer agent in respect of such Shares as, in its discretion, it determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Act, (ii) implement the provisions of the Plan and any agreement between the Company and the optionee with respect to such Shares, or (iii) permit the Company to determine the occurrence of a disqualifying disposition, as described in Section 421(b) of the Code, of Shares transferred upon exercise of an Incentive Option granted under the Plan.

  The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares upon exercise of an option, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer, except fees and expenses which may be necessitated by the filing or amending of a Registration Statement under the Act, which fees and expenses shall be borne by the recipient of the Shares unless such Registration Statement has been filed by the Company for its own corporate purposes (and the Company so states) in which event the recipient of the Shares shall bear only such fees and expenses as are attributable solely to the inclusion of the Shares he or she receives in the Registration Statement, provided that the Company shall have no obligation to include any Shares in any Registration Statement.

  All Shares issued as provided thereunder shall be fully paid and non-assessable to the extent permitted by law.

8      Withholding Taxes

  The Company or any subsidiary may require an employee exercising an NQSO or disposing of Shares acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code) to reimburse the Company or any subsidiary for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of Shares. In lieu thereof, the Company or any subsidiary shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or any subsidiary to the employee upon such terms and conditions as the Committee shall prescribe. Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, modify the provisions of this Article VIII or impose such other restrictions or limitations as may be necessary to ensure that the withholding transactions described above will be exempt transactions under Section 16(b) of the Exchange Act.

  If an optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such optionee pursuant to the exercise of an Incentive Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the optionee pursuant to such exercise, the optionee shall, within

  10 days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its registered office.

9      Listing of Shares and related matters

  If at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon the London Stock Exchange or any national securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under the Plan, no Shares shall be issued unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

  Shares issued on the exercise of an option shall rank equally in all respects with the Shares in issue on the date of allotment. They shall not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

  Where Shares are to be transferred on the exercise of an option, option holders shall be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They shall not be entitled to rights before such date.

  If and so long as the Shares are listed on the Official List of the London Stock Exchange, the Company shall apply for listing of any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

10    Amendment of the Plan

  Except as following, the shareholders of the Company in general meeting must approve any change to the advantage of present or future holders of options which relate to the following: (i) the persons to or for whom Shares may be provided under the Plan; (ii) the limitations on the number of Shares which may be issued under the Plan; (iii) the option price; (iv) rights affecting the options; (v) the rights of holders of the options in the event of a capitalisation issue, rights issue, subdivision or consolidation of shares or reduction or any other variation of capital of the Company; or (vi) the terms of this Article X.

  The Committee may change the Plan and need not obtain the approval of the shareholders of the Company in general meeting for any minor changes: (i) to benefit the administration of the Plan; (ii) to take account of a change in legislation; or (iii) to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any subsidiary or any holder of an option.

  No amendment will take effect to the extent that the Plan would cease to be an "employee share scheme" as defined in section 743 of the Companies Act 1985.

  The Committee shall be authorised to amend the Plan and the terms of options granted hereunder to permit the Incentive Options granted hereunder to qualify as incentive stock options within the meaning of Section 422 of the Code. The rights and obligations under any option granted before amendment of the Plan or any unexercised portion of such option shall not be adversely affected by amendment of the Plan or the option without the consent of the holder of the option.

11    Termination or Suspension of the Plan

  Unless terminated earlier by the Company directors or shareholders the Plan shall terminate at the conclusion of the Company's 2004 annual general meeting, or on 20 August 2004, if earlier, unless extended by the approval of shareholders of the Company in general meeting. An option may not be granted while the Plan is suspended or after it is terminated. Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the person to whom the option was granted.

  The power of the Committee to construe and administer any options granted prior to the termination or suspension of the Plan under Article 3 nevertheless shall continue after such termination or during such suspension.

12    Governing Law

  The Plan, such options as may be granted thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

13    Partial Invalidity

  The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision. In no case shall the Company or any subsidiary be required to take or omit any action under this Plan which would cause it to breach any law, rule or ordinance.

14    Effective Date

  The Plan shall become effective upon the adoption by the Board of Directors, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held. Grants made prior to such stockholder approval shall be contingent on such approval.

15    Exclusion from Retirement and Fringe Benefit Computation

  No portion of the grant of options under this Plan shall be taken into account as "wages", "salary" or "compensation" for any purpose, whether in determining eligibility, benefits or otherwise, under (i) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalisation, medical and disability, or (iii) any form of extraordinary pay including but not limited to bonuses, sick pay and vacation pay.

16    Definitions

16.1 Code

  The "Code" is the United States Internal Revenue Code of 1986, as amended.

16.2 ADR

  An "ADR" is an American Depositary Receipt issued in respect of one or more Shares.

16.3 Rule 16b-3

  "Rule 16b-3" is Rule 16b-3 issued by the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and generally providing certain exemptions for the option plans.

16.4 Regulation T

  "Regulation T" is Regulation T issued by the United States Federal Reserve Board and generally providing rules and exemptions pertaining to extensions of credit based on values of securities.

17    Non-Guarantee of Employment

  Nothing in the Plan or in any option granted pursuant to the Plan shall be construed as a contract of employment between the Company or a Subsidiary and its employees, or as a contractual right to continue in the employ of the Company or a Subsidiary, or as a limitation of the right of the Company or a Subsidiary to discharge its employees at any time.

18    Notices

  All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the employee at the address contained in the records of the Company or to the Company at Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 2QL, United Kingdom.

19    Reports

  If an option holder is not already a shareholder, the Company shall deliver a copy of such annual financial reports as may be issued to holders of shares.

QuickLinks

  Exhibit 99.(d)(i)
Rules, as amended, of the Spirent Stock Option Plan
SPIRENT PLC SPIRENT STOCK OPTION PLAN